Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To:               David Lyons
Matthew Dunlap

From:               Judith Lyden

cc:               Andy Luu

Date:               April 28, 2009

Re:               GMO Trust - Item 77 Attachments - Form N-SAR
For Period September 1, 2008 through February 28, 2009 (and current)

Item 7
As a reminder to update your report under Item #7:
•	GMO Global Growth Fund – plan of liquidation adopted March 12, 2009
•	GMO Domestic Bond Fund – plan of liquidation adopted March 19, 2009
•	GMO Strategic Fixed Income Fund – plan of liquidation adopted March 19, 2009
•
GMO Arlington Fund, GMO Berkeley Fund, GMO Clarendon Fund, GMO Dartmouth Fund, GMO Exeter Fund, GMO Fairfield Fund, GMO Gloucester Fund, GMO Hereford Fund, GMO Ipswich Fund and GMO St. James Fund were added as new series of GMO Trust, effective December 23, 2008  (Note: Exeter, Fairfield, Gloucester Hereford, Ipswich and St. James Funds do not currently operate)

•	GMO U.S. Treasury Fund – new series of the Trust, effective March 16, 2009
•	GMO Asset Allocation Bond Fund – new series of the Trust, effective March 16, 2009
•	GMO U.S. Quality Fund will change its name to: GMO Quality Fund, effective June 1, 2009 (see attached Supplement)

Item 77D: Policies with respect to security investments
•	GMO International Small Companies Fund – effective June 1, 2008, the benchmark will change to the MSCI EAFE Small Cap Index.

Item 77E:  Legal Proceedings
Series 15 – GMO Emerging Markets Fund
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute.  The amount of these restricted assets represents less than 0.1% of the Fund’s net assets as of February 28, 2009.   The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 – GMO Special Purpose Holding Fund
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund.  The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio.  All claims have been settled with J.P. Morgan Chase Bank and Deloitte & Touche.  Registrant considers this litigation routine litigation incidental to its business.

GMO Emerging Country Debt Fund
In July 2005, the Fund entered into litigation against the Government of Argentina (“Argentina”) relating to Argentina’s failure to make payments on sovereign debt held by the Fund. That debt, which continues to be valued according to the Fund’s valuation policy, represented 1.63% of the net assets of the Fund as of February 28, 2009. Judgments were awarded in the Fund’s favor on September 24, 2007; however, the Fund’s ability to collect on those judgments remains uncertain.  All costs in respect of this matter are being borne by the Fund.

In July 2008, the Fund filed claims in the High Court of Justice in Accra, Ghana against GNPA Limited (“GNPA”) seeking payment on an unconditional promissory note issued by GNPA in an amount of $5.3 million.  The defaulted promissory note, which continues to be valued according to the Fund’s valuation policy, represented less than 0.1% of the net assets of the Fund as of February 28, 2009.  All costs in respect of this matter are being borne by the Fund.

Item 77I:  Terms of new or amended securities
•	Effective March 12, 2009, GMO Global Growth Fund was liquidated
•	Effective March 19, 2009, GMO Domestic Bond Fund was liquidated
•	Effective March 19, 2009, GMO Strategic Fixed Income Fund was liquidated
•
Effective December 23, 2008, GMO Arlington Fund, GMO Berkeley Fund, GMO Clarendon Fund, GMO Dartmouth Fund, GMO Exeter Fund, GMO Fairfield Fund, GMO Gloucester Fund, GMO Hereford Fund, GMO Ipswich Fund and GMO St. James Fund were added as new series of GMO Trust (Note:  Exeter, Fairfield, Gloucester Hereford, Ipswich and St. James Funds do currently operate and therefore do not have management contracts)

•	Effective March 16, 2009, GMO U.S Treasury Fund was added as a new series of GMO Trust
•	Effective March 16, 2009, GMO Asset Allocation Bond Fund was added as a new series of GMO Trust

Item 77Q1:  Exhibits

(a) Attached is a copy of the following Amendment to the GMO Trust Declaration of Trust during this period:
•	Amendment No. 36: to amend Section 2 of Article VI of the Declaration of Trust, dated June 23, 2000;
•
Amendment No. 37:  to rescind the establishment and designation of GMO Emerging Markets Opportunities Fund and to establish twelve new series of GMO Trust:  GMO Arlington Fund, GMO Berkeley Fund, GMO Clarendon Fund, GMO Dartmouth Fund, GMO Exeter Fund, GMO Fairfield Fund, GMO Gloucester Fund, GMO Hereford Fund, GMO Ipswich Fund, GMO St. James Fund, GMO U.S. Treasury Fund and GMO Asset Allocation Bond;

•	Amendment No. 38: to establish a new series of GMO Trust, GMO Asset Allocation International Bond Fund (not yet operational); and
•	Amendment No. 39: to change the name of “GMO U.S. Quality Equity Fund”, a series of GMO Trust, to “GMO Quality Fund”.

(b) Attached is a copy of the management contracts between GMO Trust, on behalf of all new series of GMO Trust (see above), and GMO LLC

(c)	Attached is a copy of each of our most recent Supplement dated April 1, 2009 to the GMO Trust Prospectus and SAI, dated June 30, 2008 as revised April 1, 2009.

Item 81:  Joint Fidelity Bond
•	Yes ($10M and a deductible of $100K)